Exhibit 99.1

KULR Technology Group Partners with Andretti Technologies to Bring Mars Rover Thermal Management Technology to EV Motorsports

KULR becomes official thermal management and battery safety technical partner for Andretti Technologies

SAN DIEGO / GLOBENEWSWIRE / March 17, 2021 / KULR Technology Group Inc. (OTCQB: KULR) (the “Company” or “KULR”), a leading developer of next-generation lithium-ion battery safety and thermal management technologies, today announces a long-term technology and developmental partnership with Andretti Technologies (ATEC), the advanced technology arm of Andretti Autosport, founded by Michael Andretti. As part of the alliance, KULR will establish a thermal management testing and design platform for high performance battery solutions with the highest safety ratings specially adapted to the rigorous technical requirements of Andretti’s global racing enterprise. Both partners will also focus on co-developing and co-marketing motorsports’ battery and safety technologies to automotive partners for mass market EV applications.

The aim of the KULR and Andretti Technologies partnership is a transfer of technical knowledge from aerospace to the racetrack through ATEC affiliated programs. Drawing upon KULR’s technical expertise building lightweight, high-performance thermal management solutions for space exploration, including the NICER instrument on the International Space Station, the Mercury Messenger and the SHERLOC instrument on the Mars Rover, ATEC plans to implement new cooling technology, battery cell architecture and testing methodologies for its high performance and high power applications within the global EV motorsports marketplace.

“We are in the early innings of the EV revolution,” said Michael Mo, CEO of KULR. “ATEC is a perfect partner for KULR to showcase our space-proven technology in the world of high performance motorsports. From here, we will deliver the absolute pinnacle in performance and the safest battery products for the mass EV markets.”

KULR also emphasized its ambitions for its passive propagation resistant (PPR) solutions within the Andretti Technologies battery storage and transportation safety roadmap. KULR’s passive propagation resistant packaging solutions for lithium batteries are critical at preventing cell to cell thermal runaway propagation which inhibits the fire and ejecta of a single battery cell from exiting the battery enclosure. The PPR architecture is also designed to absorb and mitigate rapid temperature changes in battery systems and keeps sensitive components within desired temperature ranges for their required specification. Avoiding any efficiency loss and/or serious damage to any system components results in a more sustainable, and environmentally sound, battery management system. This demand for sustainability played a major part in the new partnership with ATEC.

“The alliance with KULR provides ATEC additional technical resources to accelerate engineering and scale battery system development in a sustainable way,” says Roger Griffiths, Chief Technology Officer of Andretti Technologies, “while also allowing us access to KULR’s hardware expertise to help compete with the largest OEMs in the most competitive motorsport races on the planet.”

To keep up-to-date on the joint development with the Andretti family of brands, please follow KULR Technology on Facebook, Instagram, Twitter, LinkedIn, or TikTok.

About KULR Technology Group Inc.

KULR Technology Group Inc. (OTCQB:KULR) develops, manufactures and licenses next-generation carbon fiber thermal management technologies for batteries and electronic systems. Leveraging the company’s roots in developing breakthrough cooling solutions for NASA space missions and backed by a strong intellectual property portfolio, KULR enables leading aerospace, electronics, energy storage, 5G infrastructure, and electric vehicle manufacturers to make their products cooler, lighter and safer for the consumer. For more information, please visit www.KULRTechnology.com.

About Andretti Technologies

The advanced technology arm of racing enterprise Andretti Autosport, Andretti Technologies was founded in late 2014 as the powertrain provider for the Andretti Formula E program. Building on the foundation of racing heritage and intense competition, the Michael Andretti-led outfit is dedicated to using the experiences of yesterday to help shape a better tomorrow. With an eye beyond motorsport, Andretti Technologies strives to raise the bar of innovation while meeting the future transportation needs of an ever evolving and more complex world.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on May 14, 2020. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Media Contact:

Derek Newton

Head, Media Relations

Main: (786) 499-8998

Derek.Newton@KULRTechnology.com

Investor Relations:

KULR Technology Group Inc.

Main: (888) 367-5559

IR@KULRTechnology.com